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                                                                Exhibit 99.3

[SOLUTIA INC. logo]

                                             SOLUTIA, INC.
                                             575 Maryville Centre Drive
                                             St. Louis, MO  63141

                                             P. O. Box 66760
         NANCY J. STEMME                     St. Louis, Missouri  63166-6760
         Director, HR Planning               Tel 314-674-8435
                                             Fax 314-674-5388
                                             E-mail njstem@Solutia.com


January 4, 2005



Mr. Luc De Temmerman
Dorpstraat 30
B-3040 Neerijse
Belgium

Dear Luc,

Effective July 19, 2004, you entered into an Agreement (the "Agreement") with Solutia Inc. ("Solutia" or "Company") providing that your services will be performed at your current location or a location of the Company not more than 50 miles from such current location. The Company requests your services now be performed from the Company's headquarters in St. Louis, Missouri or a location within 50 miles from the Company's headquarters. As a result, you agree that this assignment to St. Louis shall not constitute "Good Reason" as that term is defined in section 4(c) of your Agreement. To facilitate this arrangement, the Company will provide for certain allowances as described in the Solutia International Assignment Policy (the "Policy"). This letter reflects the parties' mutual understanding of those allowances that will be provided to you.

Your assignment in St. Louis will begin not later than February 1, 2005 and is expected to end on the six month anniversary of the Emergence Date from bankruptcy, as defined in your Agreement. You and your eligible dependents already have an L-visa and approved I-140 for the green card petition. Upon your arrival in the U.S., Solutia will make every effort to quickly file for adjustment of status.

1.       COMPENSATION

Your compensation, including base salary, annual bonuses and special emergence bonus payments are expressly governed by the terms and conditions of the Agreement. Your base salary will be (euro)289,519 (corresponding to US $350,000 at the exchange rate of 1.2089) and will be reduced by the amount of hypothetical Belgian income tax.

For purpose of calculating pension benefits and insurances, your annual base salary will be retained as a national salary in Belgium.




Any annual bonuses or special emergence bonus which may become payable pursuant to the terms of the Agreement will be paid in euros and will be reduced by the amount of the hypothetical Belgian income tax.

2.       GOODS AND SERVICES (G&S) ALLOWANCE

Solutia agrees to provide a goods & services allowance to allow you to maintain your purchasing power at the approximate level you enjoyed in Belgium. This allowance makes it possible for you to live in St. Louis, Missouri at approximately the same standard to which you have been accustomed in Belgium. This allowance, however, is not designed to cover the full cost of goods and services and transportation costs in the U.S., but rather the difference between prices in Belgium and prices in the U.S. taking currency fluctuation and inflation change into consideration.

Based on data provided by Solutia's outside compensation provider, it is anticipated that you will receive an initial allowance of approximately
(euro)0 ($0) per month. This calculation takes into consideration both your salary level and family size (spouse and eligible dependents as defined in the policy) and is intended to offset the difference in the purchase price of goods and services (i.e. food at home, food away from home, furnishings, recreation, etc.) between Belgium and the U.S. and to cover the cost to own and operate an appropriate vehicle at your salary level. Operating costs include fuel, oil, maintenance and tires. This allowance may vary from time to time (depending on cost of living). When there are changes in the allowance amount, the change will be communicated to you via the monthly compensation worksheet. The goods and services allowance that will be paid to you may not be negative.

3.       U.S.  HOUSING AND UTILITIES ARRANGEMENTS

Solutia will provide up to $3,500 per month during your assignment to cover the lease cost of housing and utilities in St. Louis. It is mandatory that you work with me to have legal counsel review the lease agreement for St. Louis housing. The budget for housing and utilities takes into consideration your family size (spouse and one eligible dependent), in addition to your current salary level. Should you decide upon housing that exceeds the maximum provisions, you will be personally liable for any residual amount(s). Please note that "utilities" refer to electricity, gas, water and trash removal.

4.       HOUSEHOLD GOODS

Solutia will provide a lump sum payment of $50,000 at the commencement of your assignment to cover your costs associated with the movement of household effects and pets to and from St. Louis (air shipping costs, packing and unpacking costs, clearance charges, customs and duty charges, household effects insurance, transport, kennel and quarantine expenses, etc.) and costs to purchase supplemental furniture and appliances upon arrival in St. Louis. The payment includes the costs to repatriate goods and pets at the end of your assignment.



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5.       BELGIUM HOUSING AND UTILITIES

Since you will continue to maintain your Belgian residence, your Home Country Housing Obligation will be set at (euro)0 ($0) for the total duration of this assignment.

6.       ALLOWANCES

Solutia will provide a lump sum payment of $50,000 at the commencement of your assignment representing the global business allowance, relocation allowances and auto loss allowance. The global business allowance recognizes the various challenges and inconveniences experienced during your assignment. The relocation allowances (normally paid at commencement and at repatriation) cover miscellaneous expenses incurred during your relocation. The auto loss allowance covers an inordinate loss in the sale or lease termination of up to one automobile.

7.       BENEFIT PLANS

You will continue to be covered under the benefit plans (i.e. pension, vacation) under which you participated while you worked in Belgium whenever legally possible and practical.

HEALTH INSURANCE

You will participate in the highest option medical, dental and vision plans offered to salaried employees in the U.S.

SOCIAL SECURITY

According to the regulation between Belgium and the United States, you will remain on the international social security scheme during your assignment
(DOSZ).

RETIREMENT PLAN

You will continue to be covered by the Solutia Belgium Pension Plan. For purpose of calculating pension benefits and insurances, your annual base salary will be retained as a national salary in Belgium.

OTHER COMPANY BENEFITS

During your assignment you will continue to be covered by the Belgian insurance policy, travel accident insurance policy and sick leave policy.


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8.       INCOME TAX EQUALIZATION

Your taxes will be equalized within the terms specified in the Policy. It is the intent of the Policy that your Belgian income tax burden should remain the same as if you had remained in Belgium and that no advantage or disadvantage shall accrue to you due to differences in income tax rates between Belgium and the U.S. Solutia will bear the cost of the actual income taxes (U.S. and Belgium) incurred during your assignment. However, Solutia will not bear the additional cost of the Belgium actual taxes in the event that you remain tax resident due to personal reasons.

Your Belgian income tax burden ("hypothetical tax") will be based on Solutia income only (exclusive of premiums and allowances). The hypothetical tax burden will be calculated by a professional tax consultant to be selected by the Company and withheld monthly from your compensation.

An estimate will be made at the beginning of assignment (and each subsequent year during the fourth quarter) which will become the amount to be deducted from each paycheck for hypothetical tax. A final reconciliation of actual hypothetical tax will be completed by the professional tax consultant at tax preparation time. At that point you will receive reimbursement from Solutia if money is due to you, or you will be responsible for payment of any balance due to Solutia at that time.

TAX RETURN PREPARATION

You are responsible for filing tax returns and meeting tax obligations in both Belgium and the U.S. You are responsible for providing all information necessary to complete your tax return to your tax consultant within ninety
(90) days of the end of the taxable year to which the tax return relates. If you fail to provide this information in the designated time period, and as a result, cause a late filing of your returns, you will be liable for any penalties, fines, and interest incurred.

As a condition of your assignment, you agree that Solutia has the right to inspect prior year tax returns as necessary, returns for years subject to income tax equalisation and future years until credits are exhausted. In addition, you agree to provide to the tax consultant copies of all returns as may be necessary to determine and reconcile the appropriate excess tax reimbursement and will sign a release authorising the excess tax reimbursement calculations to be provided to Solutia.

In the event of termination of employment while on assignment, you agree to take all necessary steps to facilitate tax returns in accordance with U.S. and Belgian tax laws on a timely basis.


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9.       HOME LEAVE/TRAVEL GRANTS

REGULAR

Consistent with your current arrangement, Solutia will continue to pay the cost for your spouse to travel four times per year. She may travel to Belgium or your relatives can come and visit you, without however exceeding the cost which your spouse would have incurred. In all cases of travel, invoices for actual travel should be submitted. Payments of cash in lieu of travel will not be granted.

EMERGENCY

Special circumstances may arise which will require emergency travel by you and/or your eligible dependents between the U.S. and Belgium. In such cases, upon approval, the Company will pay travel costs (not to exceed round trip economy class air fare between St. Louis and Belgium).

10.      VACATION

Vacation during your assignment will be governed by the Belgian vacation policy. Based on your credited service, you are entitled to 20 working days vacation per year plus any extra vacation days which are granted for length of service with the Company. Service with the Company is to be interpreted as total service with Solutia from your original date of joining.

11.        CAR ALLOWANCE

Solutia will provide a lump sum payment of $30,000 at the commencement of your assignment to cover the cost of automobile lease, insurance and operating/maintenance expenses for the term of your assignment.

12.      REPATRIATION

Upon the end of your assignment or your termination of employment for any reason, you will be responsible for the costs associated with your repatriation back to Belgium, including the costs associated with shipment of goods and pets.


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Please do not hesitate to contact me if you have any questions regarding the
Policy or this letter. If you are in agreement with the provisions outlined above, will you please date, sign and return the original copy of this letter, retaining a copy for your files.

Best wishes to you in your new assignment.

Sincerely,



/s/ Nancy Stemme
----------------
Nancy Stemme
Director, HR Planning



Accepted by:



/s/ Luc De Temmerman                                       January 11, 2005
--------------------                                       ----------------
Luc De Temmerman                                           Date



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